EXECUTION COPY

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (the “Agreement”) is made and entered into as of September 20, 2021, by and between USCF Advisers LLC, a Delaware limited liability company (the “Adviser”) and SummerHaven Investment Management, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, pursuant to an Investment Advisory Agreement dated April 10, 2018 (the “Investment Advisory Agreement”) by and between the Adviser and USCF ETF Trust, a Delaware statutory trust (the “Trust”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which has been approved by the Trust’s Board of Trustees (the “Board”), the Trust has appointed the Adviser to furnish investment advisory and other services to the Trust; and

WHEREAS, the Trust consists of multiple series including the series listed in Schedule A (each, a “Fund”), each of which is a separate investment portfolio; and

WHEREAS, the Investment Advisory Agreement permits the Adviser to appoint one or more sub-advisors to provide certain advisory services in connection with the operation of each Fund; and

WHEREAS, to gain exposure to the commodities markets, the Fund has formed USCF Cayman Commodity 4, an exempted company incorporated in the Cayman Islands (the “Subsidiary”), as a wholly-owned subsidiary of the Fund, and pursuant to a Cayman Investment Advisory Agreement (the “Cayman Investment Advisory Agreement”) between the Subsidiary and the Adviser, which has been approved by the Board, the Fund has appointed the Adviser as investment adviser for the Subsidiary; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish certain commodity trading and investment services in connection with the commodity trading activities of the Subsidiary, in the manner and on the terms set forth in this Agreement;

WHEREAS, in furtherance of the Fund’s investment strategy, the Subsidiary’s principal purpose is to provide the Fund with exposure to the returns of commodities markets; and

WHEREAS, the Subsidiary (unlike the Fund) may invest without limitation in commodities, commodity index-linked securities and other commodity-linked securities and derivative instruments, but otherwise is subject (on a consolidated basis with the Fund) to the Fund’s investment objective, policies and restrictions as set forth in the Fund’s registration statement filed with the Securities and Exchange Commission (the “SEC”) and as amended from time to time (the “Registration Statement”); and

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WHEREAS, in furtherance of the Fund’s investment strategy, the Adviser, in its sole discretion, on behalf of the Fund, may allocate a portion of the Fund’s assets not to exceed in the aggregate 25% of its assets as determined at the end of each fiscal quarter, for investment in the Subsidiary, and may designate all or only a portion of the assets and interests in the Subsidiary, plus all investments, reinvestments and proceeds of the sale thereof, including, without limitation, all interest, dividends and appreciation on investments, less depreciation thereof and withdrawals by the Adviser therefrom to a separate commodity trading account (the “Commodity Exposure Account”) established for the Fund to access exposure to certain Commodity Interests (as defined below) and to be traded and managed by the Sub-Adviser; and

WHEREAS, the Sub-Adviser is willing to provide such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.             Appointment of Sub-Adviser.

(a)            The Adviser hereby engages the Sub-Adviser as sub-advisor to (i) furnish a continuous investment program and manage the investment and reinvestment in Commodity Interests for the Commodity Exposure Account, and (ii) provide general consultation regarding the markets for Commodity Interests (as defined below). Pursuant to clause (i) above, the Sub-Adviser shall, with respect to the Commodity Exposure Account, determine in its discretion the commodity interests, including, but not limited to, commodities (including physical gold), warrants (including COMEX gold warrants), futures contracts, options on futures contracts, forward contracts or commodities, and swaps (“Commodity Interests”) to be purchased, retained or sold on behalf of the Subsidiary within the parameters of the investment approach, policies, restrictions and guidelines applicable to the Commodity Exposure Account as provided by the Adviser to the Sub-Adviser. The Sub-Adviser shall seek to place the trades for these Commodity Interests in accordance with the Trust’s policy, as set forth in its registration statement on Form N-1A, for best execution.

(b)           The Sub-Adviser accepts the appointment and shall seek to discharge its obligations under this Agreement subject to the supervision of the Adviser, the Board and the officers of the Trust and in compliance with: (i) the Fund’s investment objective, policies and restrictions as set forth in the Registration Statement, as amended or supplemented during the term of this Agreement; (ii) all other applicable federal, state and foreign laws and regulations, including without limitation, the Commodity Exchange Act, as amended (the “CEA”) and the rules and regulations of the Commodity Futures Trading Commission (the “CFTC”), the National Futures Association (the “NFA”), and the rules of any self-regulatory organization; (iii) the Trust’s Declaration of Trust, as such may be amended from time to time; and (iv) such other guidelines, policies and procedures adopted by the Board or implemented by the Adviser applicable to the Fund and provided to the Sub-Adviser in writing from time to time. The Adviser shall provide the Sub-Adviser with written notice of any changes to the Subsidiary’s objective, policies and restrictions no less than thirty (30) days prior to the effectiveness of any such change. No supervisory activity undertaken by the Adviser shall limit the Sub-Adviser’s full responsibility for its obligations under this Agreement.

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(c)            The Sub-Adviser will select brokers, dealers and futures commission merchants (“FCMs”) to effect all portfolio transactions for the Commodity Exposure Account subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, FCMs or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser agrees that, in placing orders with brokers, it will seek to obtain best execution, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement; provided that, on behalf of the Fund, and in compliance with Section 28(e) of the Securities Exchange Act of 1934 (“1934 Act”), as applicable, the Sub-Adviser may, in its discretion, use brokers or FCMs who provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions, and the Sub-Adviser may pay to those brokers or FCMs in return for brokerage and research services a higher commission than may be charged by other brokers or FCMs, subject to the Sub-Adviser’s determining in good faith that such commission is reasonable in relation to the value of the research services provided by such broker, viewed in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Fund and other accounts over which the Sub-Adviser exercises investment discretion. The Sub-Adviser agrees to provide the Adviser with reports or other information regarding brokerage and benefits received therefrom, upon the Adviser’s reasonable request. On occasions when the Sub-Adviser deems the purchase or sale of a financial instrument to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the financial instruments to be purchased or sold. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same financial instrument on behalf of the Commodity Exposure Account and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner the Sub-Adviser reasonably believes to be equitable over time and consistent with its fiduciary obligations to each account.

(d)           The Sub-Adviser will attend, either in person or via telephone, regular business and investment-related meetings with the Board and/or the Adviser, as requested by the Trust, the Adviser or both and will maintain books and records with respect to the Commodity Exposure Account, furnish to the Adviser and the Board such periodic and special reports as they may reasonably request with respect to the Commodity Exposure Account and provide in advance to the Adviser all reports to the Board for examination and review within a reasonable time prior to Board meetings.

(e)            The Sub-Adviser will maintain all books and records required to be maintained pursuant to the 1940 Act and the rules and regulations promulgated thereunder and any other applicable legal provisions, including if applicable the Advisers Act, the 1934 Act, the Commodity Exchange Act, as amended (“CEA”), and the rules and regulations adopted thereunder from time to time, with respect to actions by the Sub-Adviser on behalf of the Fund, and will furnish the Board, the Adviser or the Fund’s administrator with such periodic and special reports as any of them reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Fund are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust a complete set of any records that it maintains for the Fund upon request by the Trust. The Sub-Adviser agrees to keep confidential all records of the Trust and information relating to the Trust in accordance with Section 6 hereof, unless the release of such records or information is otherwise consented to in writing by the Trust or the Adviser. The Trust and Adviser agree that such consent shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings, when required to divulge such information or record to duly constituted authorities, or when requested to divulge such information in the context of a regulatory examination or investigation being conducted by one of its regulators.

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(f)            The Sub-Adviser shall provide assistance as reasonably requested in the preparation of all periodic reports by the Trust or Fund to shareholders of the Fund and all reports and filings required to maintain the registration and qualification of the Fund, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws. Upon the request of the Trust or the Adviser, the Sub-Adviser shall review draft reports to shareholders, registration statements or portions thereof that relate to the Fund or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis and in a form mutually agreeable to the parties. The Sub-Adviser’s (or its affiliate’s) Form 13F file with the SEC shall include, to the extent applicable, the 13(f) securities held in the Commodity Exposure Account.

(g)           All transactions for the Commodity Exposure Account will be consummated by delivery of assets to or from the custodian designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all assets due to or from the Commodity Exposure Account, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and, upon request, confirm in writing to the Trust, to the Adviser and any other designated agent of the Fund, including the Administrator, all investment orders for the Commodity Exposure Account placed by it with brokers and dealers at the time and in the manner set forth in Rule 31a- 1 under the 1940 Act. For purposes of the foregoing sentence, communication via electronic means will be acceptable as agreed to in writing from time to time by the Adviser. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust or the Adviser shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, other than acts or omissions arising in reliance on instructions of the Sub-Adviser, and except that it shall be the responsibility of the Sub-Adviser to notify the Adviser if the Custodian fails to confirm in writing proper execution of the instructions.

(h)            The Sub-Adviser will comply with all directions from the Adviser with respect to changes that may need to be made to ensure that the Fund continuously qualifies as a regulated investment company under Sub-Chapter M of the Internal Revenue Code.

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(i)             In furnishing the services hereunder, the Sub-Adviser will not consult with any other sub-adviser to the Fund, any other series of the Trust, or any other investment company under common control with the Trust of any other investment portfolio of the Trust concerning transactions in portfolio securities or other portfolio investments of the Fund.

(j)             In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser will assist the Fund and/or its administrator in determining the fair valuation of the assets (including the Commodity Interests) of the Subsidiary and will use its reasonable best efforts to arrange for the provision of valuation information or price(s) for the assets held by the Subsidiary (including the Commodity Interests in the Commodity Exposure Account) which do not have a market price or for which the Fund’s administrator does not obtain prices in the ordinary course of business from an automated pricing service. The Sub-Adviser shall promptly notify the Adviser if, for any reason, the Sub-Adviser believes that the price assigned to any security or other investment in the Commodity Exposure Account that is not readily ascertainable may not accurately reflect the value thereof. In those circumstances, approved fair valuation methodology may be utilized by the Sub-Adviser to establish a fair valuation recommendation to provide to the Adviser. The Sub-Adviser will maintain records with respect to securities valuation information provided hereunder and shall provide such information to the Adviser upon request, with such records being deemed Fund records.

(k)            The Sub-Adviser will notify the Adviser promptly upon detection of any error in connection with its management of the Commodity Exposure Account, including, but not limited to, any trade errors. Further, the Sub-Adviser shall provide access to the Adviser and the Fund, or their respective agents, to all documents and information related to any error, its analysis and correction, and the correction of all errors impacting a Commodity Exposure Account must be corrected to the satisfaction of the Adviser and the Board. The Sub-Adviser will reimburse the Fund for costs, losses or damages incurred arising out of or resulting from any such error.

2.              Representations and Warranties by the Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser that:

(a)            The Sub-Adviser has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b)            The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)            The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action and no further action is required on its part to authorize this Agreement.

(d)            The Sub-Adviser is not prohibited by Section 9(a) of the 1940 Act from performing its obligations under this Agreement.

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(e)            The Sub-Adviser is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) to perform its obligations under this Agreement.

(f)             The execution, delivery and performance by the Sub-Adviser of this Agreement do not violate or result in a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser.

(g)            The Sub-Adviser will not, in violation of applicable law or regulation, use any material, non- public information concerning portfolio investments that may be in or come into its possession or the possession of any of its affiliates or employees in providing investment advice or investment management services to the Fund.

(h)            The Sub-Adviser is registered with applicable regulators in each capacity in which it is required to register to perform its duties with respect to the Trust, Fund, and the Subsidiary, and under this Agreement and will continue to be so registered and maintain all necessary governmental, self-regulatory and exchange licenses and approvals, has effected all necessary filings and registrations with each applicable regulatory body, if required, so long as this Agreement remains in effect, including for the avoidance of doubt, as an investment adviser registered with the SEC under the Advisers Act and as a commodity trading advisor (“CTA”) with the U.S. Commodity Futures Trading Commission (the “CFTC”), and as a member of the National Futures Association.

(i)             The Sub-Adviser will maintain its own compliance program or manual, as required for SEC-registered investment advisers to registered investment companies and for CTAs registered with the CFTC and relying on the CFTC Rule 4.7(c) exemption. The Sub- Adviser will provide either the manual or a summary thereof, including any updates thereto, to the Adviser’s Chief Compliance Officer. Upon request and reasonable prior notice, the Sub-Adviser will provide the Trust’s chief compliance officer with direct access to the Sub-Adviser’s chief compliance officer. Upon reasonable request of the Trust the Sub-Adviser shall provide periodic certifications relating to the Sub-Adviser’s provision of portfolio management services hereunder, including that: (i) the Sub-Adviser is in compliance with all applicable “Federal Securities Laws,” as defined in Rule 38a-1 under the 1940 Act; (ii) the Sub-Adviser’s policies and procedures are reasonably designed to prevent violation of the Federal Securities Laws by the Sub-Adviser and its supervised persons; and (iii) the Sub-Adviser has reviewed, no less frequently than annually, the adequacy of its policies and procedures and the effectiveness of their implementation.

(j)             The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and has provided Adviser and the Trust with a copy of that code, together with evidence of its adoption. Within 45 days of the end of each calendar quarter during which this Agreement remains in effect, the Sub-Adviser shall certify to Adviser or the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of the Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of Adviser or the Trust, the Sub- Adviser shall permit representatives of Adviser or the Trust to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(d)(1) and other records evidencing enforcement of the code of ethics.

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(k)            The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of any material amendments to the Trust and the Adviser at least annually.

(l)             This Agreement and each other agreement, instrument or document to be executed and delivered by the Sub-Adviser pursuant to this Agreement constitutes the legal, valid and binding obligation of the Sub-Adviser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(m)           The Sub-Adviser represents that its other engagements or activities are as of the date of this Agreement not of a nature or magnitude so as to have a material adverse effect on its ability to fulfill its obligations under this Agreement. The Adviser acknowledges and agrees that the Sub-Adviser and its principals are required to devote only such time as may be reasonably required with respect to the Sub-Adviser’s obligations under this Agreement.

(n)            The Sub-Adviser will notify the Adviser in the event that there is any change of control or ownership of the Sub-Adviser that would constitute an assignment of an investment advisory contract for purposes of Section 15(a) of the 1940 Act (each such occurrence, a “Sub- Adviser Change of Control Event”), in each such case prior to such change if the Sub-Adviser is aware of such change, but in any event, not later than promptly after such change. The Sub- Adviser agrees to bear all reasonable expenses of the Trust and Adviser, if any, arising out of such change.

(o)            The Sub-Adviser will maintain an appropriate level of errors and omissions or professional liability insurance coverage equal to not less than $10,000,000 from insurance providers that are in the business of regularly providing insurance coverage to investment advisers.

3.             Representations and Warranties of the Adviser. The Adviser represents and warrants to the Sub-Adviser as follows:

(a)            The Adviser has the full power and authority to enter into this Agreement, to serve as the investment adviser to the Fund, and to perform the services and its obligations described under this Agreement.

(b)            The Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

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(c)            The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no further action is required on its part to authorize this Agreement.

(d)           The execution, delivery and performance by the Adviser of this Agreement do not violate or result in a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser.

(e)            The Adviser is registered with applicable regulators in each capacity in which it is required to register to perform its duties with respect to the Trust and the Fund, and under this Agreement and will continue to be so registered, if required, so long as this Agreement remains in effect.

(f)             This Agreement and each other agreement, instrument or document to be executed and delivered by the Adviser pursuant to this Agreement constitutes the legal, valid and binding obligation of the Adviser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(g)            The Adviser or an affiliate of the Adviser serves as the commodity pool operator of the Fund and the Subsidiary.

(h)            Each of the Fund, the Trust, and the Subsidiary will be, as of the date the Subsidiary commences trading activities, “qualified eligible persons,” as defined in the CEA.

4.              Covenants of the Sub-Adviser.

(a)            The Sub-Adviser will promptly notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement including, without limitation, the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act.

(b)            The Sub-Adviser will promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Adviser, the Trust and/or the Fund or the Subsidiary, or, in the case of the Sub-Adviser, that would materially impact the ability of the Sub-Adviser to perform its obligations under this Agreement, in each case, unless the Sub-Adviser is prohibited from doing so.

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5.              Covenants of the Adviser.

(a)           The Adviser will promptly notify the Sub-Adviser of the occurrence of any event that would substantially impair the ability of the Adviser to fulfill its commitment under this Agreement including, without limitation, the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act.

(b)           The Adviser will promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Trust and/or the Fund or the Subsidiary, or, in the case of the Adviser, that would materially impact the ability of the Adviser to perform its obligations under this Agreement, in each case, unless the Adviser is prohibited from doing so.

6.              Confidentiality.

(a)            By virtue of this Agreement, either the Advisor, the Fund, or the Trust, on the one hand (the “Fund Parties”), and the Sub-Adviser on the other hand, may have access to information that is confidential to the other including, without limitation, all business, technical, financial, customer and/or any other proprietary information of a party or its affiliates, products, processes, tools, services, technical knowledge and any other information and/or materials clearly marked as confidential or information identified as confidential at the time of disclosure (collectively, “Confidential Information”). Notwithstanding the foregoing, a party’s Confidential Information shall not include information which: (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (iv) is independently developed by the other party without reference to any Confidential Information. In addition, the obligations of this Section 6 do not apply to confidential information that is required to be disclosed pursuant to a subpoena, court order, or disclosure request from a government authority, provided that to the extent permitted by law the party subject to same shall provide prompt written notice to the other party upon receipt of such subpoena, order, or other disclosure requirement prior to such disclosure so the other party may seek the opportunity to intervene in the action in order to attempt to enjoin such subpoena, order, or other disclosure requirement. Such Confidential Information shall remain confidential for all other purposes.

(b)            By virtue of this Agreement, either the Fund Parties or the Sub-Adviser may have access to Confidential Information of the other party. The Fund Parties and the Sub-Adviser agree to maintain the confidentiality of the Confidential Information, except that the Confidential Information may be disclosed (i) to their respective affiliates and their respective affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) to the extent requested by any governmental authority, taxing authority or self-regulatory authority, (iii) to the extent required by applicable law or by any subpoena or similar legal process (provided that to the extent permitted by law the party subject to same shall provide immediate written notice to the other party upon receipt of subpoena, order, or other disclosure requirement prior to such disclosure and allow such other party the opportunity to intervene in the action in order to attempt to enjoin such subpoena, order, or other disclosure requirement), (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the rights granted hereunder, (v) in the regulatory filings of the Trust and any Fund, in a manner determined to be appropriate or required by USCF by or on behalf of the Trust and any Fund, and (vi) with the consent of the other party. Such Confidential Information shall remain confidential for all other purposes.

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(c)            The Fund Parties and the Sub-Adviser agree to secure and protect the Confidential Information of each other in a manner consistent with the maintenance of the other party’s rights therein, using at least as great a degree of care as each party uses to maintain the confidentiality of its own confidential information of a similar nature, but in no event using less than its reasonable efforts. None of the Fund Parties nor the Sub-Adviser shall sell, transfer, publish, disclose, or otherwise make available any portion of the Confidential Information of the other party to third parties, except as necessary to perform its obligations under this Agreement or as expressly authorized in this Agreement. Each party represents that it has, and agrees to maintain, an appropriate agreement with each third party who may have access to Confidential Information sufficient to enable such party to comply with all of the terms of this Agreement.

(d)            The Fund Parties and the Sub-Adviser agree that the unauthorized use by any party of the other party’s Confidential Information will diminish the value of such Confidential Information and will cause substantial and irreparable damage to the party whose Confidential Information was improperly disclosed, and that the remedies generally available at law may be inadequate. Accordingly, the Fund Parties and the Sub-Adviser agree that a breach of this Section 6 shall entitle the Sub-Adviser (in the case of a breach by any of the Fund Parties) or the Fund Parties (in the case of a breach by the Sub-Adviser) to seek equitable relief to protect its interest herein, including injunctive relief, as well as money damages. The parties agree that the obligations under this Section 6 shall survive termination or expiration of this Agreement.

(e)            For avoidance of doubt, the Sub-Adviser shall be permitted to include performance information of the Fund in materials produced by it subject to compliance with all applicable securities laws and regulations and any applicable FINRA guidance, and such performance information shall not be Confidential Information of the Fund Parties.

7.              Regulatory Matters. The Sub-Adviser acknowledges and agrees that it is an “investment adviser” to the Fund as such term is defined under the 1940 Act.

8.              Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent the Sub-Adviser or any affiliated person of the Sub-Adviser or any employee, agent, manager or affiliated person of such person from acting as investment adviser, sub-advisor, commodity trading advisor and/or commodity pool operator for any other person(s) or entity(ies), or (ii) limit or restrict the Sub- Adviser or any such employee, agent, manager or affiliated person from buying, selling or trading any securities, Commodity Interests or other financial instruments for its or their own accounts or for the accounts of others for whom he, she or it may be acting.

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9.             Sub-Adviser’s Trading Transactions. The Commodity Exposure Account and other accounts advised or managed by the Sub-Adviser may invest in the same Commodity Interests. When the Sub-Adviser seeks to purchase or sell the same Commodity Interests at substantially the same time on behalf of the Subsidiary and/or another account, the Sub-Adviser shall, to the extent permitted by law and to the extent reasonably practicable, aggregate such orders or otherwise effect such transaction on either an average price basis or high to high/low to low price basis, and available investments will be allocated as to amount in a manner which the Sub-Adviser believes to be equitable to the Subsidiary and such other account. In some instances, this investment procedure may adversely affect the price paid or received by the Subsidiary or the size of the position obtained or sold by Subsidiary. In that connection, however, the Sub-Adviser agrees that in rendering consulting, advisory and management services to other Commodity Interest trading accounts and entities, it will seek to achieve an equitable treatment of all accounts and will use a fair and reasonable system of order entry for all accounts. The Sub-Adviser will promptly notify the Adviser if the Subsidiary’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. If the speculative position limits are reached in any Commodity Interest contract, (in the event that section 10(b)(v)(b) hereof is not invoked) the Sub-Adviser will modify the trading instructions to the Subsidiary and its other accounts in a reasonable and good faith effort to achieve an equitable treatment of all accounts. As of the date of this Agreement, the Sub-Adviser believes that such speculative limits will not materially affect its trading recommendations or strategy for the Subsidiary given the Sub-Adviser’s current accounts.

10.            Duration and Termination.

(a)          Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of two years commencing on the date on which the Fund first commences operations, and thereafter, if not terminated, shall continue automatically from year to year, provided that such continuance is specifically approved annually by: (i) the vote of a majority of those Trustees of the Trust who are not interested parties to this Agreement or “interested persons” (as defined within the meaning of Section 2(a)(19) of the 1940 Act) of any such party to this Agreement; and (ii) the Board, or by vote of a majority of the outstanding voting securities of the Fund, in accordance with all applicable provisions of the 1940 Act and any applicable exemptive relief provided by the SEC.

(b)            This Agreement may be terminated at any time, without the payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Sub-Adviser.

(c)            The Agreement may be terminated at any time, without the payment of any penalty, by the Adviser on one hundred and twenty (120) days’ written notice to the Sub-Adviser.

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(d)            This Agreement may be terminated at any time by the Sub-Adviser on one hundred and twenty (120) days’ written notice to the Fund and the Adviser, but any such termination shall not affect the status, obligations, or liabilities of the Sub-Adviser to the Fund and the Adviser arising prior to termination.

(e)            This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act) by the Sub-Adviser, or upon the termination of the Investment Advisory Agreement as it relates to the Fund. The Sub-Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment of this Agreement by the Sub-Adviser.

11.          Books and Records.

In compliance with the requirements of Rule 31a-3 of the 1940 Act and CFTC Rule 4.7(c), the Sub-Adviser hereby agrees that all records which it maintains for the Subsidiary with respect to the Commodity Exposure Account are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records in the event of termination of this Agreement. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the 1940 Act and CFTC Rule 4.7(c), if applicable, the records required to be maintained by the CFTC and the SEC, if applicable, with respect to the services provided by the Sub-Adviser hereunder. For avoidance of doubt, the Sub-Adviser shall be permitted to include performance information of the Fund and the Subsidiary in materials produced by it subject to compliance with all applicable securities and commodities laws and regulations and any applicable FINRA guidance, and such performance information shall not be Confidential Information of the Fund Parties.

12.          Class Actions.

The Sub-Adviser will not be responsible for making any class action filings, including bankruptcies, on behalf of the Commodity Exposure Account. The Sub-Adviser shall promptly provide the Trust and the Adviser with any information it receives regarding class action claims or any other legal matters involving any asset held in the Commodity Exposure Account and shall cooperate with the Trust and the Adviser to the extent necessary for the Trust or the Adviser to pursue and/or participate in any such action. The Sub-Adviser will also promptly notify the Trust and the Adviser if the Sub- Adviser determines to opt out of a class action litigation or otherwise commence an independent litigation (domestic or foreign) for securities held or previously held in Sub-Adviser's proprietary accounts that are also held or were previously held by the Commodity Exposure Account.

13.           Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with the performance of its obligations under this Agreement, including all costs and expenses of its employees and any overhead incurred and any activities directly related thereto, and including all costs and expenses of compliance with applicable law and regulation. For avoidance of doubt, the Sub-Adviser shall not be responsible for the cost of securities or other investments (including brokerage commissions, transactional fees and taxes, if any) purchased or sold for the Fund.

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14.            Compensation. For the avoidance of doubt, the Sub-Adviser hereby acknowledges that it is being compensated for services rendered to the Fund pursuant to the terms of the Sub-Advisory Agreement entered into between the Adviser and the Sub-Adviser on behalf of the Fund, and that it is not entitled to any other compensation pursuant to the terms of this Agreement.

15.            Indemnification; Limitation of Liability.

(a)            The Sub-Adviser shall not be liable for any loss due solely to a mistake of investment judgment, but shall be liable for any loss which is incurred by reason of an act or omission of its employee, partner, director or affiliate, if such act or omission involves willful misfeasance, bad faith or gross negligence, or breach of its duties or obligations hereunder, whether express or implied. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

(b)            The Adviser shall indemnify the Sub-Adviser and any of its directors, officers, employees or affiliates (collectively, the “Sub-Adviser Indemnified Parties”) for all losses, claims, damages, liabilities, and costs (including reasonable legal and other expenses) (“Losses”) incurred by the Sub-Adviser by reason of or arising out of any act or omission by the Adviser under this Agreement, if such act or omission involves the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or its reckless disregard of its obligations and duties under this Agreement, or any material breach of warranty, representation, or agreement hereunder, except to the extent that such Losses arise as a result of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or its reckless disregard of its obligations and duties under this Agreement.

(c)            The Sub-Adviser shall indemnify the Trust and any of its trustees, officers, employees or affiliates (collectively, the “Trust Indemnified Parties”) for all Losses incurred by the Trust by reason of or arising out of any act or omission by the Sub-Adviser under this Agreement if such act or omission involves Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or its reckless disregard of its obligations and duties under this Agreement, or any material breach of warranty, representation or agreement , except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Trust.

(d)            The Sub-Adviser shall indemnify the Adviser and any of its directors, officers, employees or affiliates (collectively, with the Trust Indemnified Parties, the “USCF Indemnified Parties”) for all Losses incurred by the Adviser by reason of or arising out of any act or omission by the Sub-Adviser under this Agreement if such act or omission involves the Sub- Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or its reckless disregard of its obligations and duties under this Agreement, or any material breach of warranty, representation or agreement , except to the extent that such Losses arise as a result of the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or its reckless disregard of its obligations and duties under this Agreement.

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(e)            Except as otherwise expressly provided herein, in no event shall the Trust, the Adviser or the Sub-Adviser be liable for any indirect, incidental, special or consequential damages, even if the party or an authorized representative thereof has been advised of the possibility of such damages. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith; thus, nothing in this Agreement shall in any way constitute a waiver or limitation on any rights which a party may have under the federal securities laws.

(f)             Promptly after receipt by any the Sub-Adviser Indemnified Party or USCF Indemnified Party (collectively, the “Indemnified Party”) of notice of the commencement of any action, the Indemnified Party shall, if indemnification is to be sought against the other party (the “Indemnifying Party”), notify the Indemnifying Party in writing of the commencement thereof, but the omission to notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder only to the extent that such omission results in the forfeiture by the Indemnifying Party of rights or defenses with respect to such action. In any action or proceeding, following provision of proper notice by the Indemnified Party of the existence of such action, the Indemnified Party shall be entitled to participate in any such action and to assume the defense thereof, with counsel of its choice, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense of the action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any attorneys’ fees subsequently incurred by the Indemnified Party. The Indemnified Party shall cooperate in the defense of settlement of claims so assumed. The Indemnifying Party shall not be liable hereunder for the settlement by the Indemnified Party for any claim or demand unless it has previously approved the settlement or it has been notified of such claim or demand and has failed to provide a defense in accordance with the provisions hereof. In the event that the Indemnifying Party assumes the defense of the action, in negotiating any settlement the Indemnifying Party shall use commercially reasonable efforts to avoid any negative reputational or legal consequences to the Indemnified Party, and the Indemnified Party shall have the right to approve the terms of any settlement as to any such reputational or legal consequences in its reasonable discretion.

16.            Use of Name, and Reference to the Sub-Adviser. The Adviser and the Trust are authorized to publish and distribute information, including but not limited to registration statements, fund fact sheets, website and other marketing material, regarding the provision of sub- advisory services by the Sub-Adviser pursuant to this Agreement and to include in such information the name of the Sub-Adviser or any trademark, service mark, symbol or logo of the Sub-Adviser, without the prior written consent of the Sub-Adviser. The Adviser will provide copies of such items to the Sub-Adviser prior to their use, publication or distribution. Notwithstanding the foregoing, the Adviser shall not be required to provide the Sub-Adviser with copies of any materials that contain substantially similar information about the Sub-Adviser as was contained in materials previously provided.

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17.           Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties. No material amendment of this Agreement shall be effective until approved: (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party; and (ii) by the vote of a majority of the outstanding voting securities of the Fund (unless the approval is pursuant to an SEC order, no-action letter, rule or regulation permitting the Trust to modify the Agreement without a shareholder vote).

18.           No Partnership. Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the Adviser, on the one hand, and the Sub-Adviser, on the other hand. The Adviser and the Sub-Adviser are independent contractors to one another and, except as specifically provided in this Agreement, that the Sub-Adviser shall not have authority to act for or represent the Adviser or the Trust contained herein shall create or constitute the Sub-Adviser and the Adviser or Trust as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall anything contained herein be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

19.            Legal Proceedings. The Sub-Adviser will not advise or act for the Adviser, the Trust, the Fund, or Subsidiary in any legal proceedings, including bankruptcies or class actions, involving any assets held or previously held by the Subsidiary (including Commodity Interests) without the prior written consent of the Adviser.

20.            Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and the Trust and the Fund and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise confer any benefit on any other person.

21.           Waiver. The waiver by any party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

22.           Governing Law. This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the State of New York in a manner not in conflict with the provisions of the 1940 Act or the CEA, as applicable.

23.           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, such provision shall be deemed to be restated to be enforceable, in a manner which reflects, as nearly as possible, the intent and economic effect of the invalid provision in accordance with applicable law. If necessary or appropriate the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. The remainder of this Agreement shall remain in full force and effect.

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24.            Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:

USCF Advisers LLC

1850 Mt. Diablo Blvd., Suite 640 Walnut Creek, CA 94596

Attn: John Love, President and Chief Executive Officer Tel: (510) 522-9600

Email: jlove@uscfinvestments.com

With a copy to:

Daphne Frydman, General Counsel Tel: (510) 522-9600

Email: dfrydman@uscfinvestments.com

To the Sub-Adviser at:

SummerHaven Investment Management, LLC

Soundview Plaza

Fourth Floor

1286 East Main Street

Stamford, CT 06902

Telephone: (203) 352-2700

Email: legal@summerhavenim.com

With a copy to:

James C. Munsell

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Phone: (212) 839 5609

Fax: (212) 839 5599

Email: jmunsell@sidley.com

25.            Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. Appendices A and B to this Agreement shall be incorporated into this Agreement and made a part hereof.

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24.            Survival. The terms of Sections 1(e), 6, 12, 13, 14, 19, 20, 21, 22, 24, 26, and 27 shall survive termination of this Agreement.

25.            Force Majeure. No party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any act of God, or any government or any governmental body, any act of war or terrorism, the elements, strikes or labor disputes, or other similar or dissimilar cause beyond the control of such party.

26.            No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

27.            Interpretation. When reference is made in this Agreement to a section, such reference shall be to a section of this Agreement, unless otherwise indicated. The defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

28.            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

29.            PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed intend to be legally bound by it, as of the date first written above.

USCF ADVISERS LLC:		SUB-ADVISER:

By:	/s/ John P. Love	By:	/s/ Kurt J. Nelson

Name:	John P. Love	Name:	Kurt J. Nelson

Title:	President	Title:	Managing Member
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SCHEDULE A

Funds

USCF Gold Strategy Plus Income Fund
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SCHEDULE B

Fund	Annual Fee as a percent of average daily net assets
USCF Gold Strategy Plus Income Fund	None
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